Exhibit 99.1

Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet Statement on Adoption of New York Attorney General’s Code of Conduct

Lincoln, NEB., July 31, 2007 – Nelnet (NYSE: NNI) today issued the following statement regarding its adoption of the New York Attorney General’s Student Loan Code of Conduct:

“Nelnet is at the forefront of increasing transparency and disclosure in the student loan industry. Our primary objective is and has always been to provide the best products and services to colleges and universities, students and their parents, and we firmly believe that they have added value to our customers.

“We have fully cooperated with the New York Attorney General’s inquiry, and in order to put it behind us and move forward, Nelnet has agreed to abide by his Code of Conduct.  The New York Attorney General’s Code of Conduct effectively reiterates actions the company has already taken with respect to its student loan business, including the adoption of the Nelnet Student Loan Code of Conduct in April and its recent decisions to discontinue its marketing of consolidation loans through alumni associations and to pursue possibilities of transferring our service of outsourcing financial aid calls for schools to another company. Although Nelnet strongly believes that the outsourcing and alumni consolidation services are valuable services for our customers, proposed federal regulations and legislation also call for the elimination of these programs.

“As part of this agreement, Nelnet will contribute $2.0 million to a national fund for educating high school seniors and their parents regarding the financial aid process.”

###

For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education and prepare for their careers. The company has invested hundreds of millions of dollars in products, services and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in borrower loan fee discounts and other benefits, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3,500 associates and has $26.2 billion in net student loan assets.

Additional information is available at www.nelnet.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition, are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.